Exhibit 99.1

Royal Gold Announces Reserve and

Production Forecasts Associated with its Interests

DENVER, COLORADO. MAY 2, 2012: ROYAL GOLD, INC. (Nasdaq: RGLD; TSX: RGL), today announced updated estimates for ore reserves and mineralized material1 as of December 31, 2011, and calendar 2012 production estimates with respect to properties subject to its portfolio. These are the most recent figures provided by the operators, or obtained by Royal Gold through publicly available information, for properties on which the Company owns interests.

At the end of calendar 2011, precious metals reserves on properties subject to the Company’s interests, net of depletion, were approximately 84.5 million ounces of gold and 1.2 billion ounces of silver. This compares to reserves of approximately 83.9 million ounces of gold and 1.4 billion ounces of silver estimated as of December 31, 2010. The reduction in silver was due mainly to production depletion and lower reserves at Peñasquito due to an increase in operating costs.

After applying the Company’s interests to the reserves noted above, net gold reserves attributable to Royal Gold increased from approximately 4.5 million ounces as of December 31, 2010 to 5.7 million ounces as of December 31, 2011, representing an increase of approximately 27%. On a gold equivalent basis, using a ratio of approximately 50:1 of silver to gold, precious metals reserves attributable to Royal Gold increased from 5.2 million ounces as of December 31, 2010 to 6.2 million ounces as of December 31, 2011, representing an increase of 19%. These increases were driven largely by the Company’s increased interest at the Mt. Milligan project in British Columbia.

The attached table contains highlights of production information related to our producing interests provided by the operators of those properties. The complete Royalty/Metal Stream Portfolio, which includes reserves, mineralized material1, and production subject to the Company's interests on producing and development properties can be found on our website.

For further information about our royalties and similar interests, please see our Annual Report on Form 10-K, as well as our other public reports.

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[1]	The U.S. Securities and Exchange commission does not recognize this term. Mineralized material is not part of proven and probable reserves and may never be converted into reserves.

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CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s current portfolio consists of 193 properties on six continents, including interests on 38 producing mines and 25 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

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Cautionary "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding production estimates for calendar 2012 provided by third-party operators; reserves and additional mineralization estimates provided by or derived from information provided by third party operators and the sliding-scale features of our royalty structure at certain of our properties. Net gold and metal reserves attributable to Royal Gold’s royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced. Like any royalty or similar interest on a non-producing or not yet in development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments. In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially include, among others, changes in precious metals prices, performance of and production at our royalty properties, decisions and activities of the operators of our royalty properties, mine completion, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, and future financial needs of our operators, as well as other factors described by the Securities and Exchange Commission. These factors are beyond the Company's ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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